[BORGERS LETTERHEAD]

April 21, 2020

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re: Bio-Matrix Scientific Group, Inc.

Ladies and Gentleman:
We have read the statements under item 4.01 in the Form 8-K dated April 16, 2020, of Bio-Matrix Scientific Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,
/s/ BF Borgers CPA PC

BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO